Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-182413 on Form S-3 of our reports dated February 20, 2014, relating to the consolidated financial statements of Bill Barrett Corporation and subsidiaries and the effectiveness of Bill Barrett Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 24, 2015